Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
PPL Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(o)(1)	—	—	$2,000,000,000	.00015310	$306,200	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—		—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,000,000,000	—	$306,200	—	—	—	—

	Total Fees Previously Paid						—	—	—	—	—	—

	Total Fee Offsets						—	—	—	—	—	—

	Net Fee Due						—	$306,200	—	—	—	—
(1)
Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the “Securities Act,” based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act.

(2)
This registration fee table shall be deemed to update the “Registration fee” in Item 14. Other Expenses of Issuance and Distribution in the Registration Statement on Form
S-3
(File
No. 333-277140
and
333-277140-04)
in accordance with Rules 456(b) and 457(r) under the Securities Act.